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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. __)*

                            Alarmguard Holdings, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    011649100
--------------------------------------------------------------------------------
                                 (CUSIP Number)

    Lisel M. Mittelholzer, Testa, Hurwitz & Thibeault, LLP, High Street Tower
                   125 High Street, Boston, MA (617) 248-7785
--------------------------------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                 April 14, 1997
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





                                  SCHEDULE 13D

--------------------------------------------------------------------------------
          CUSIP NO. 011649100                                 Page 2 of 24 Pages
--------------------------------------------------------------------------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


          Canaan Venture Limited Partnership
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                    (a)    |_|

                                                                    (b)    |_|

--------- ----------------------------------------------------------------------
   3      SEC USE ONLY



--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*


          00
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                                                                     |_|
          PURSUANT TO ITEMS 2(d) or 2(e)

--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION

          USA
--------- ----------------------------------------------------------------------
--------------------------- -------- -------------------------------------------
                               7     SOLE VOTING POWER

        NUMBER OF                           233,965
                            -------- -------------------------------------------
                            -------- -------------------------------------------
          SHARES               8     SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                           559,138
                            -------- -------------------------------------------
                            -------- -------------------------------------------
           EACH                9     SOLE DISPOSITIVE POWER
        REPORTING
          PERSON                            233,965
                            -------- -------------------------------------------
                            -------- -------------------------------------------
           WITH               10     SHARED DISPOSITIVE POWER

                                            559,138
--------------------------- -------- -------------------------------------------
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               793,103

--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                          |_|


--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               15.8%

--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON *

               PN

--------- ----------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.





                                  SCHEDULE 13D

--------------------------------------------------------------------------------
          CUSIP NO. 011649100                                 Page 3 of 24 Pages
--------------------------------------------------------------------------------

   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


          Canaan Venture Offshore Limited Partnership C.V.
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                      (a)   |_|

                                                                      (b)   |_|

--------- ----------------------------------------------------------------------
   3      SEC USE ONLY



--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*


          00
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                    |_|


--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION

          Netherlands Antilles
--------- ----------------------------------------------------------------------
--------------------------- -------- -------------------------------------------
                               7     SOLE VOTING POWER

        NUMBER OF                           559,138
                            -------- -------------------------------------------
                            -------- -------------------------------------------
          SHARES               8     SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                           233,965
                            -------- -------------------------------------------
                            -------- -------------------------------------------
           EACH                9     SOLE DISPOSITIVE POWER
        REPORTING
          PERSON                            559,138
                            -------- -------------------------------------------
                            -------- -------------------------------------------
           WITH               10     SHARED DISPOSITIVE POWER

                                            233,965
--------------------------- -------- -------------------------------------------
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              793,103

--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                          |_|


--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               15.8%

--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON *


               PN
--------- ----------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.





                                  SCHEDULE 13D

--------------------------------------------------------------------------------
          CUSIP NO. 011649100                                 Page 4 of 24 Pages
--------------------------------------------------------------------------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


          Canaan Management Limited Partnership
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                        (a) |_|

                                                                        (b) |_|

--------- ----------------------------------------------------------------------
   3      SEC USE ONLY



--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*


          AF
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                    |_|


--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION


          USA
--------- ----------------------------------------------------------------------
--------------------------- -------- -------------------------------------------
                               7     SOLE VOTING POWER

        NUMBER OF                           0
                            -------- -------------------------------------------
                            -------- -------------------------------------------
          SHARES               8     SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                          793,103
                            -------- -------------------------------------------
                            -------- -------------------------------------------
           EACH                9     SOLE DISPOSITIVE POWER
        REPORTING
          PERSON                            0
                            -------- -------------------------------------------
                            -------- -------------------------------------------
           WITH               10     SHARED DISPOSITIVE POWER

                                           793,103
--------------------------- -------- -------------------------------------------
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               793,103
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                           |_|

--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               15.8%
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON *

               PN
--------- ----------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.





                                  SCHEDULE 13D

--------------------------------------------------------------------------------
          CUSIP NO. 011649100                                 Page 5 of 24 Pages
--------------------------------------------------------------------------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


          Canaan Offshore Management N.V.
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                      (a)  |_|

                                                                      (b)  |_|

--------- ----------------------------------------------------------------------
   3      SEC USE ONLY



--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*

          AF
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                   |_|


--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION

          Netherlands Antilles
--------- ----------------------------------------------------------------------
--------------------------- -------- -------------------------------------------
                               7     SOLE VOTING POWER

        NUMBER OF                           0
                            -------- -------------------------------------------
                            -------- -------------------------------------------
          SHARES               8     SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                           559,138
                            -------- -------------------------------------------
                            -------- -------------------------------------------
           EACH                9     SOLE DISPOSITIVE POWER
        REPORTING
          PERSON                            0
                            -------- -------------------------------------------
                            -------- -------------------------------------------
           WITH               10     SHARED DISPOSITIVE POWER

                                           559,138
--------------------------- -------- -------------------------------------------
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


               559,138
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                          |_|

--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


               11.1%
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON *


               CO
--------- ----------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.





                                  SCHEDULE 13D

--------------------------------------------------------------------------------
               CUSIP NO. 011649100                            Page 6 of 24 Pages
--------------------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Canaan Venture Partners L.P.

--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) |_|

                                                                       (b) |_|


--------- ----------------------------------------------------------------------
   3      SEC USE ONLY



--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*

          AF
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                   |_|

--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION

          USA
--------- ----------------------------------------------------------------------
--------------------------- -------- -------------------------------------------
                               7     SOLE VOTING POWER

        NUMBER OF                           0
                            -------- -------------------------------------------
                            -------- -------------------------------------------
          SHARES               8     SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                           793,103
                            -------- -------------------------------------------
                            -------- -------------------------------------------
           EACH                9     SOLE DISPOSITIVE POWER
        REPORTING
          PERSON                            0
                            -------- -------------------------------------------
                            -------- -------------------------------------------
           WITH               10     SHARED DISPOSITIVE POWER

                                            793,103
--------------------------- -------- -------------------------------------------
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               793,103

--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                          |_|

--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


              15.8%
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON *

               PN

--------- ----------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.





                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP NO. 011649100                                           Page 7 of 24 Pages
--------------------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


          Harry T. Rein
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) |_|

                                                                       (b) |_|

---------
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY



--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*


          AF
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                    |_|


--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION

          USA
--------- ----------------------------------------------------------------------
--------------------------- -------- -------------------------------------------
                               7     SOLE VOTING POWER

        NUMBER OF                           0
                            -------- -------------------------------------------
                            -------- -------------------------------------------
          SHARES               8     SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                           793,103
                            -------- -------------------------------------------
                            -------- -------------------------------------------
           EACH                9     SOLE DISPOSITIVE POWER
        REPORTING
          PERSON                            0
                            -------- -------------------------------------------
                            -------- -------------------------------------------
           WITH               10     SHARED DISPOSITIVE POWER

                                            793,103
--------------------------- -------- -------------------------------------------
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               793,103

--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                           |_|



--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


               15.8%
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON *


               IN
--------- ----------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.





                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP NO. 011649100                                           Page 8 of 24 Pages
--------------------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


          James J. Fitzpatrick
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) |_|

                                                                       (b) |_|


--------- ----------------------------------------------------------------------
   3      SEC USE ONLY



--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*

          AF
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                   |_|



--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION

          USA
--------- ----------------------------------------------------------------------
--------------------------- -------- -------------------------------------------
                               7     SOLE VOTING POWER

        NUMBER OF                            0
                            -------- -------------------------------------------
                            -------- -------------------------------------------
          SHARES               8     SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                          793,103
                            -------- -------------------------------------------
                            -------- -------------------------------------------
           EACH                9     SOLE DISPOSITIVE POWER
        REPORTING
          PERSON                            0
                            -------- -------------------------------------------
                            -------- -------------------------------------------
           WITH               10     SHARED DISPOSITIVE POWER

                                           793,103
--------------------------- -------- -------------------------------------------
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              793,103

--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         |_|


--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


               15.8%
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON *


               IN
--------- ----------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.





                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP NO. 011649100                                           Page 9 of 24 Pages
--------------------------------------------------------------------------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


          Gregory Kopchinsky
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) |_|

                                                                       (b) |_|


--------- ----------------------------------------------------------------------
   3      SEC USE ONLY



--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*


          AF
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                   |_|



--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION

          USA
--------- ----------------------------------------------------------------------
--------------------------- -------- -------------------------------------------
                               7     SOLE VOTING POWER

        NUMBER OF                          0
                            -------- -------------------------------------------
                            -------- -------------------------------------------
          SHARES               8     SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                          793,103
                            -------- -------------------------------------------
                            -------- -------------------------------------------
           EACH                9     SOLE DISPOSITIVE POWER
        REPORTING
          PERSON                           0
                            -------- -------------------------------------------
                            -------- -------------------------------------------
           WITH               10     SHARED DISPOSITIVE POWER

                                            793,103
--------------------------- -------- -------------------------------------------
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              793,103

--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         |_|


--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


              15.8%
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON *

              IN

--------- ----------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.





                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP NO. 011649100                                          Page 10 of 24 Pages
--------------------------------------------------------------------------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Robert J. Migliorino
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) |_|

                                                                       (b) |_|


--------- ----------------------------------------------------------------------
   3      SEC USE ONLY



--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*


          AF
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                   |_|



--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION

          USA
--------- ----------------------------------------------------------------------
--------------------------- -------- -------------------------------------------
                               7     SOLE VOTING POWER

        NUMBER OF                           0
                            -------- -------------------------------------------
                            -------- -------------------------------------------
          SHARES               8     SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                           793,103
                            -------- -------------------------------------------
                            -------- -------------------------------------------
           EACH                9     SOLE DISPOSITIVE POWER
        REPORTING
          PERSON                            0
                            -------- -------------------------------------------
                            -------- -------------------------------------------
           WITH               10     SHARED DISPOSITIVE POWER

                                            793,103
--------------------------- -------- -------------------------------------------
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


              793,103
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                          |_|


--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              15.8%

--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON *


               IN
--------- ----------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.





                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP NO. 011649100                                          Page 11 of 24 Pages
--------------------------------------------------------------------------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


          Eric A. Young
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) |_|

                                                                       (b) |_|


--------- ----------------------------------------------------------------------
   3      SEC USE ONLY



--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*


          AF
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                   |_|


--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION

          USA
--------- ----------------------------------------------------------------------
--------------------------- -------- -------------------------------------------
                               7     SOLE VOTING POWER

        NUMBER OF                           0
                            -------- -------------------------------------------
                            -------- -------------------------------------------
          SHARES               8     SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                           793,103
                            -------- -------------------------------------------
                            -------- -------------------------------------------
           EACH                9     SOLE DISPOSITIVE POWER
        REPORTING
          PERSON                            0
                            -------- -------------------------------------------
                            -------- -------------------------------------------
           WITH               10     SHARED DISPOSITIVE POWER

                                            793,103
--------------------------- -------- -------------------------------------------
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               793,103

--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         |_|


--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               15.8%

--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON *


               IN
--------- ----------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.





                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP NO. 011649100                                          Page 12 of 24 Pages
--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


          Stephen L. Green
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) |_|

                                                                       (b) |_|


---------
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY



--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*


          AF
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                   |_|


--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION

          USA
--------- ----------------------------------------------------------------------
--------------------------- -------- -------------------------------------------
                               7     SOLE VOTING POWER

        NUMBER OF                           0
                            -------- -------------------------------------------
                            -------- -------------------------------------------
          SHARES               8     SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                          793,103
                            -------- -------------------------------------------
                            -------- -------------------------------------------
           EACH                9     SOLE DISPOSITIVE POWER
        REPORTING
          PERSON                           0
                            -------- -------------------------------------------
                            -------- -------------------------------------------
           WITH               10     SHARED DISPOSITIVE POWER

                                           793,103
--------------------------- -------- -------------------------------------------
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


               793,103
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                          |_|


--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


               15.8%
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON *

               IN

--------- ----------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.








Item 1.  Security and Issuer.

         This Schedule 13D report relates to the common stock, par value $.0001 per share (the "Shares"), of Alarmguard Holdings, Inc. (the "Issuer") (formerly known as Triton Group Ltd.). The principal executive offices of the Issuer are located at 125 Frontage Road, Orange, CT 06477. On April 14, 1997, the name of Triton Group, Inc. ("Triton") changed to Alarmguard Holdings, Inc.


Item 2.  Identity and Background.

         This statement is filed by Canaan Venture Limited Partnership, a Delaware limited partnership, ("Canaan Venture"), Canaan Venture Offshore Limited Partnership C.V., a Netherlands Antilles limited partnership ("Canaan Venture Offshore"), Canaan Management Limited Partnership, a Delaware limited partnership, ("Canaan Management"), Canaan Offshore Management, N.V., a Netherlands Antilles corporation, ("Canaan Offshore Management"), Canaan Venture Partners L.P., a Delaware limited partnership, ("Canaan Partners"), Harry T. Rein, James J. Fitzpatrick, Gregory Kopchinsky, Robert J. Migliorino and Eric A. Young (collectively, the "Partners"), and Stephen L. Green ("Mr. Green"). Mr. Green is a general partner of other venture capital investment funds which may be deemed to be affiliated with Canaan Venture, Canaan Venture Offshore, Canaan Management, Canaan Offshore Management and Canaan Partners (collectively, the "Canaan Entities"). Canaan Management (which serves as the sole general partner of Canaan Venture and one of the two general partners of Canaan Venture Offshore), Canaan Offshore Management, N.V. (which serves as the other general partner of Canaan Venture Offshore), Canaan Partners (which serves as the general partner of Canaan Management), the Partners (who serve as general partners of Canaan Partners), and Mr. Green, are collectively referred to as the "Reporting Persons" in this Schedule 13G.

         Except in the case of Canaan Venture Offshore, Canaan Offshore Management and Eric A. Young, the principal business address of the Reporting Persons is 105 Rowayton Avenue, Rowayton, CT 06853. The principal address of Canaan Venture Offshore and Canaan Offshore Management is c/o ABN Trustcompany, Pietermaai 15, Curacao, the Netherlands Antilles. The principal business address of Eric A. Young is 2884 Sand Hill Road, Suite 115, Menlo Park, CA 94025.

         The principal business of Canaan Venture and Canaan Venture Offshore is to assist growth-oriented businesses located primarily in the United States. The principal business of Canaan Management is to act as sole general partner of Canaan Venture and a general partner of Canaan Venture Offshore. The principal business of Canaan Offshore Management is to act as a general partner of Canaan Venture Offshore. The principal business of Canaan Partners is to act as general partner of Canaan Management. The principal business of each of the Partners is to act as general partner of Canaan Partners and a number of affiliated partnerships with similar businesses. Mr. Green's principal business is to act as a general partner of a number of partnerships affiliated with the Canaan Entities.

         During the five years prior to the date hereof, none of the Reporting Persons has been convicted in a criminal proceeding or has been a party to a civil proceeding ending in a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

         Each of Canaan Venture, Canaan Management and Canaan Partners is a limited partnership organized under the laws of Delaware. Canaan Venture
Offshore is a limited partnership and Canaan Offshore Management is a corporation organized under the laws of the Netherlands Antilles. Each of the Partners as well as Mr. Green are citizens of the United States.

Item 3.    Source and Amount of Funds or Other Consideration.

         Canaan Venture acquired 233,965 Shares on April 14, 1997 in exchange for 5,900 shares of Series A and 5,900 of Series B Preferred Stock of Security Systems Holdings, Inc. ("Security Systems") and 11,800 shares of Common Stock of Security Systems.

         Canaan Venture Offshore acquired 559,138 Shares on April 14, 1997 in exchange for 14,100 shares of Series A and 14,100 shares of Series B Preferred Stock of Security Systems and 28,200 shares of Common Stock of Security Systems.

Item 4.    Purpose of Transaction.

         Canaan  Venture and Canaan  Venture  Offshore  acquired the 233,965 and
559,138 Shares, respectively, (the "Record Shares") for investment purposes. Depending on market conditions, its continuing evaluation of the business and prospects of the Issuer and other factors, Canaan Venture and Canaan Venture Offshore may dispose of or acquire additional Shares in the open market. Except as set forth above, none of the Reporting Persons has any present plans which relate to or would result in:

         (a) The acquisition by any person of additional securities of the Issuer, or the disposition of securities of the Issuer;

         (b) An extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Issuer or any of its subsidiaries;

         (c) A sale or transfer of a material amount of assets of the Issuer or any of its subsidiaries;

         (d) Any change in the present board of directors or management of the Issuer, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the board;








         (e) Any material change in the present capitalization or dividend policy of the Issuer;

         (f)      Any  other  material  change  in  the  Issuer's   business  or
                  corporate structure;

         (g)      Changes  in  the  Issuer's  charter,   bylaws  or  instruments
                  corresponding thereto or other actions which may impede the acquisition of control of the Issuer by any person;

         (h) Causing a class of securities of the Issuer to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association;

         (i) A class of equity securities of the Issuer becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934; or

         (j)      Any action similar to any of those enumerated above.

Item 5.    Interest in Securities of the Issuer.

(a) By virtue of their common control, Canaan Venture and Canaan Venture Offshore each may be deemed to be the beneficial owners of 793,103 shares of Common Stock. Canaan Management, by virtue of its status as general partner of Canaan Venture and Canaan Venture Offshore, may be deemed to be the beneficial owner of 793,103 shares. Canaan Offshore Management, by virtue of its status as a general partner of Canaan Venture Offshore, may be deemed to be the beneficial owner of 559,138 shares. By virtue of its status as general partner of Canaan Management, Canaan Partners may be deemed to be the beneficial owner of 793,103 shares. By virtue of their status as general partners of Canaan Partners, the Partners may each be deemed to be the beneficial owner of 793,103 shares. By virtue of his affiliation with the Canaan Entities, Mr. Green may be deemed to be the beneficial owner of 793,103 shares.

           Canaan Venture is the record owner of 233,965 shares of Common Stock and Canaan Venture Offshore is the record owner of 559,138 shares of Common Stock. All other Reporting Persons hold their respective beneficially owned shares due to their relationships to the Canaan Entities as outlined in Item 2.

           Percent of Class:  Canaan Venture:  15.8%;  Canaan Venture  Offshore:
           15.8%; Canaan Management: 15.8%; Canaan Offshore Management 11.1%; Canaan Partners: 15.8%; the Partners: 15.8%; and Mr. Green: 15.8% respectively.

           The foregoing percentages are calculated based upon the share ownership as reported in the proxy statement of Triton, dated March 14, 1997.






(b)      Regarding the number of shares as to which such person has:

                  (i)      sole power to vote or to direct the vote:

                           Canaan  Venture:   233,965  shares;   Canaan  Venture
                           Offshore: 559,138; and 0 shares for all remaining Reporting Persons.

                  (ii)     shared power to vote or to direct the vote:

                           Canaan  Venture:  559,138;  Canaan Venture  Offshore:
                           233,965; Canaan Offshore Management: 559,138; all other Reporting Persons: 793,103.

                  (iii)    sole power to dispose or to direct the disposition:

                           Canaan  Venture:   233,965  shares;   Canaan  Venture
                           Offshore: 559,138; and 0 shares for all remaining Reporting Persons.

                  (iv)     shared power to dispose or to direct the disposition:

                           Canaan  Venture:  559,138;  Canaan Venture  Offshore:
                           233,965; Canaan Offshore Management: 559,138; all other Reporting Persons: 793,103.

(c) Except as set forth above, none of the Reporting Persons has effected any transaction in the Shares during the last 60 days.

(d) No other person is known to have the right to receive or the power to direct the receipt of dividends from, or any proceeds from the sale of, Shares beneficially owned by any of the Reporting Persons.

(e)        Not Applicable.

Item 6. Contracts, Arrangements, Undertakings or Relationships with Respect to Securities of the Issuer.

           Canaan Venture and Canaan Venture Offshore has entered into (1) a registration rights agreement with Triton to provide demand and piggyback registration rights for the Shares, and (2) a lock-up agreement with Triton providing that prior to the earlier of the effective time or the termination of the Agreement and Plan of Merger among Triton and Security Systems and a wholly-owned subsidiary of Triton (the "Merger Agreement"), but in no event later than April 30,1997, they will not (i) dispose of any Security Systems Common or Preferred Stock owned by them; (ii) enter into any voting agreement with respect to such stock; (iii) engage in certain activities relating to business combinations involving Security Systems other than this transaction; or
(iv) otherwise take any action  inconsistent  with the Merger  Agreement or that would prevent any condition precedent to the Merger for being satisfied at or prior to the effective time of the Merger.

Item 7.    Material to be Filed as Exhibits.

         Exhibit A - Agreement regarding filing of joint Schedule 13D.

         Exhibit B - Power of Attorney.

         This filing was made pursuant to a joint filing agreement, a copy of which is attached as Exhibit A and pursuant to a Power of Attorney filed a copy of which is attached as Exhibit B.

                           [Signature Page to Follow]








         After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

April 22, 1997                  CANAAN VENTURE LIMITED PARTNERSHIP

                                By:  Canaan Management Limited Partnership
                                     Its General Partner

                                By: Canaan Venture Partners L.P.
                                     Its General Partner

                                By:        *
                                   ----------------------------
                                     General Partner


                                CANAAN VENTURE OFFSHORE
                                LIMITED PARTNERSHIP C.V.

                                By:  Canaan Management Limited Partnership
                                     Its General Partner

                                By: Canaan Venture Partners L.P.,
                                     Its General Partner

                                By:        *
                                   ----------------------------
                                     General Partner


                                CANAAN MANAGEMENT LIMITED PARTNERSHIP

                                By: Canaan Venture Partners L.P.,
                                    Its General Partner

                                By:        *
                                   ----------------------------
                                    General Partner


                                CANAAN OFFSHORE MANAGEMENT N.V.

                                By:        *
                                   ----------------------------
                                    President








                                CANAAN VENTURE PARTNERS L.P.

                                By:        *
                                   ----------------------------
                                    General Partner

                                           *
                                   ----------------------------
                                    Harry T. Rein

                                           *
                                   ----------------------------
                                    Robert J. Migliorino

                                           *
                                   ----------------------------
                                   James J. Fitzpatrick

                                           *
                                   ----------------------------
                                   Gregory Kopchinsky

                                           *
                                   ----------------------------
                                   Stephen L. Green

                                           *
                                   ----------------------------
                                   Eric A. Young


                                   *  /s/  Guy M. Russo
                                   ----------------------------
                                   Guy M. Russo
                                   As Attorney-in-Fact

         This Schedule 13D was executed by Guy M. Russo pursuant to the Power of Attorney, which is attached hereto as Exhibit B.




                                                                       Exhibit A

                             JOINT FILING AGREEMENT

         Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that only one statement containing the information required by Schedule 13D needs to be filed with respect to the ownership by each of the undersigned of shares of stock of Alarmguard Holdings, Inc.

         EXECUTED this 22nd day of April, 1997.

                              CANAAN VENTURE LIMITED
                               PARTNERSHIP

                              By:   Canaan Management Limited Partnership,
                                    Its General Partner

                              By:   Canaan Venture Partners L.P.
                                    Its General Partner

                              By:        *
                                  ---------------------------
                                    General Partner

                              CANAAN VENTURE OFFSHORE
                               LIMITED PARTNERSHIP C.V.

                              By:   Canaan Management Limited Partnership
                                    Its General Partner

                              By:   Canaan Venture Partners L.P.,
                                    Its General Partner

                              By:        *
                                  ---------------------------
                                    General Partner

                              CANAAN VENTURE MANAGEMENT
                               LIMITED PARTNERSHIP

                              By:   Canaan Venture Partners L.P.,
                                    Its General Partner

                              By:        *
                                  ---------------------------
                                    General Partner








                              CANAAN OFFSHORE MANAGEMENT N.V.

                              By:       *
                                  ---------------------------
                                    President


                              CANAAN VENTURE PARTNERS L.P.

                              By:       *
                                  ---------------------------
                                    General Partner

                                          *
                                  ---------------------------
                                    Harry T. Rein

                                          *
                                  ---------------------------
                                    Robert J. Migliorino

                                          *
                                  ---------------------------
                                    James J. Fitzpatrick

                                          *
                                  ---------------------------
                                    Gregory Kopchinsky

                                          *
                                  ---------------------------
                                    Stephen L. Green

                                          *
                                  ---------------------------
                                    Eric A. Young






*/s/ Guy M. Russo
-------------------------
  Guy M. Russo
  as attorney in fact


         This Schedule 13D was executed by Guy M. Russo pursuant to the Power of Attorney, which is attached hereto as Exhibit B.






                                                                       Exhibit B

                                POWER OF ATTORNEY


         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Guy M. Russo his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all instruments, certificates and documents required to be executed on behalf of himself as an individual or in his capacity as a general partner or authorized signatory, as the case may be, on behalf of any of Canaan Venture Limited Partnership; Canaan Venture Offshore Limited Partnership, C.V.; Canaan Offshore Management, N.V.; Canaan Management Limited Partnership or Canaan Venture Partners L.P. pursuant to the Securities Act of 1933, as amended, (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Securities Act, the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby, and ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof, or may have done in connection with the matters described above.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]











IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 14th day of April, 1997.

CANAAN VENTURE LIMITED PARTNERSHIP

By:  Canaan Management Limited Partnership
        Its General Partner

By:  Canaan Venture Partners L.P.
        Its General Partner

By:  /s/  Harry T. Rein
   ---------------------------------------
       General Partner


CANAAN VENTURE OFFSHORE LIMITED PARTNERSHIP C.V.

By:  Canaan Management Limited Partnership
        Its General Partner

By:  Canaan Venture Partners L.P.
        Its General Partner

By:  /s/ Harry T. Rein
   ---------------------------------------
        General Partner


CANAAN OFFSHORE MANAGEMENT, N.V.

By:  /s/ Harry T. Rein
   ---------------------------------------
        President


CANAAN MANAGEMENT LIMITED PARTNERSHIP

By:  Canaan Venture Partners L.P.
        Its General Partner

By:  /s/ Harry T. Rein
   ---------------------------------------
        General Partner










CANAAN VENTURE PARTNERS L.P.

By:  /s/ Harry T. Rein
   ---------------------------------------
       General Partner


/s/ Harry T. Rein
---------------------------------------
Harry T. Rein


/s/ James J. Fitzpatrick
---------------------------------------
James J. Fitzpatrick


/s/ Gregory Kopchinsky
---------------------------------------
Gregory Kopchinsky


/s/ Robert J. Migliorino
---------------------------------------
Robert J. Migliorino


/s/ Eric A. Young
---------------------------------------
Eric A. Young


/s/ Stephen L. Green
---------------------------------------
Stephen L. Green





393LMM1355/1.346683-1